                                                                  EXHIBIT 10.48

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Barry Baker ("Executive") and USA Networks, Inc., a Delaware corporation (the "Company"), and is effective February 19, 1999 (the "Effective Date").

                  WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

                  1.   EMPLOYMENT.

                  (a)  DUTIES AND AUTHORITY. During the Term (as defined in
Section 2 below), the Company agrees to employ Executive as President and Chief Operating Officer of the Company, and Executive accepts and agrees to such employment. During the Executive's employment, Executive shall be a member of the Board of Directors of the Company, Ticketmaster Online-City Search Inc. ("TMCS"), and any other subsidiary of the Company whose shares are publicly traded. Executive shall resign from each of such board memberships upon his termination of employment. During the Executive's employment, Executive shall also serve as a member of the Executive Committee of the Board of Directors of the Company. Except as may be provided herein, Executive agrees to devote all of his working time, attention and duties to the business of the Company. Under the direction of the Chairman and Chief Executive Officer of the Company, Executive shall be responsible for the business, affairs, properties and operations of all operating units of the Company other than publicly-traded subsidiaries, including operating units acquired after the Effective Date that are consistent in size and scope with the Company's existing operating units for which Executive will be responsible, except with respect to such operating units where by prior contractual obligations such units need not report to Baker, and such other business and affairs as the parties may mutually agree. The Company's Chairman and Chief Executive Officer shall reasonably attempt in good faith to eliminate such prior contractual obligations by modifying such contracts. Executive shall have general executive charge, management and control over such operating units which will report to Executive, with all such powers and authority with respect to such business, affairs, properties and operations as may be reasonably incident to such duties and responsibilities; PROVIDED, that Executive shall not be responsible for any corporate functions for any such unit other than public relations and administration. During Executive's employment with the Company, Executive shall report directly to the Chairman and Chief Executive Officer of the Company. Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to him by the Board or the Chairman and Chief Executive Officer, to the extent consistent with his position and status as set forth above. Executive's principal place of employment shall be the Company's offices in New York City.


                                      -1-
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                  (b)  OTHER ACTIVITIES. It shall not be a violation of this
Agreement for Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as in the case of (a), (b) and (c) above such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. In addition, it shall not be a violation of this Agreement for Executive to maintain an investment, with minimal time and involvement, in the management of certain radio and television broadcasting properties which may be acquired by Executive pursuant to certain agreements with Sinclair Broadcast Group, Inc. and its affiliates, so long as such investments do not interfere with his obligations hereunder. If the ownership of such broadcasting properties prevents the Company from owning broadcast stations or properties in such broadcast markets, Executive agrees to take such action as is reasonably necessary (including transferral of his ownership of such properties) to remove such impediment to the ownership of broadcast stations or properties by the Company. During the Term, Executive will comply with the Company's Code of Conduct, except as specifically contemplated by this Agreement.

                  2. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of five years, unless sooner terminated in accordance with the provisions of Section 4 hereof. The Company acknowledges that although Executive is a part-time employee as of the Effective Date (and has been a part-time employee of the Company since February 8, 1999), he shall not be obligated to begin work full-time for the Company until a date selected by Executive, but in no event later than March 29, 1999. The Company and Executive agree to negotiate in good faith an extension of the Term commencing one year prior to the expiration of the Term; PROVIDED, that nothing herein shall require either party to continue the employment relationship following the end of the Term. If the Company and Executive are unable to reach agreement upon an extension of the Term by six months prior to the expiration of the Term, Executive shall be permitted to spend a reasonable portion of his working time pursuing other employment opportunities, provided that such employment shall not commence until after expiration of the Term.

                  3.   COMPENSATION.

                  (a) BASE SALARY. The Company shall pay Executive an annual base salary at the rate of $750,000 per year (the "Base Salary"), payable in equal biweekly installments or at such other time or times as Executive and the Company shall agree. The Company may, at any time, in the discretion of the Board, increase, but not decrease, Executive's Base Salary. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary, including increases made from time to time.

                  (b) BONUS. During the Term, Executive shall be eligible for an annual bonus opportunity based on the achievement of reasonable performance goals established in accordance with the Company's existing practices for peer executives. Executive may participate in any Company plan applicable to peer corporate executives that permits deferred payment of all or a


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portion of such annual bonus, including any arrangement to purchase shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") at a discount. Executive shall be eligible to participate in all other annual incentive bonus plans or programs (including, without limitation, any profit sharing or similar bonus programs or arrangements of the Company in effect from time to time) maintained by the Company and applicable to peer corporate executives of the Company, on a basis no less favorable than that provided to peer corporate executives of the Company.

                  (c) STOCK OPTIONS. Upon Executive becoming a part-time employee of the Company on February 8, 1999 (the "Grant Date"), the Company granted to Executive, pursuant to the terms of the HSN, Inc. 1997 Stock and Annual Incentive Plan (the "Incentive Plan") non-qualified stock options (the "Options") to purchase 1,200,000 shares of Common Stock. The exercise price of the Options shall equal to $37.5625 per share. Such Options shall vest and become exercisable in four equal installments on the anniversary of the Grant Date in each of 2000, 2001, 2002 and 2003, provided that the Options shall become 100% vested and exercisable upon a Change in Control (as such term is defined below in Section 4(d)); and the Options shall expire ten years from the Grant Date (the "Option Term"). The Options shall be transferrable by Executive only to Executive's immediate family members, or certain entities that are owned by Executive and/or Executive's immediate family members, as provided in the option agreement, which shall be in substantially the form attached hereto as Exhibit A. In addition, Executive shall be eligible for additional grants of stock options on an annual basis consistent with the Company's practices and commensurate with Executive's position and responsibilities.

                  (d) RESTRICTED STOCK. Upon the date this Agreement is executed, Executive shall be granted, pursuant to the terms of the Incentive Plan, 125,000 restricted shares of Common Stock (the "Restricted Stock"). The Restricted Stock shall vest and the restrictions shall lapse with respect to 60% of the shares on the anniversary of the Effective Date in 2002, and an additional 20% of the shares on the anniversary of the Effective Date in each of 2003 and 2004, provided that the Restricted Stock shall become 100% vested and all restrictions shall lapse upon a Change in Control. Prior to vesting, the Restricted Stock shall be transferrable by Executive only to Executive's immediate family members, or entities that are owned by Executive's immediate family members, as provided in the option agreement. The Restricted Stock shall be evidenced by a restricted stock award agreement, which shall be in substantially the form attached hereto as Exhibit B.

                  (e) FRINGE BENEFITS. During the Term, Executive shall be entitled to participate in any fringe, welfare, health and life insurance and pension benefit and incentive programs (including excise tax reimbursement payments) as may be adopted from time to time by the Company on the same basis as that provided generally to peer corporate executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

                  (i) Car Allowance. During the first year of the Term, the Company shall provide Executive with a car allowance to cover the cost of purchasing or leasing a suitable vehicle and the cost of insuring and maintaining such vehicle in the aggregate amount of $500 per month. During the entire Term, the Company shall pay for reasonable costs for parking Executive's vehicle in a garage in New York City in close proximity to the Company's offices.

                   (ii) Computer, etc. The Company will provide Executive with a home facsimile machine, a lap-top computer and a cellular phone for home and travel use during the Term.

                  (iii) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing his duties for the Company, including, without limitation, first class hotel and travel accommodations on all commercial carriers for travel related to the business of the Company and entertainment expenses consistent with Executive's position in the Company. In the event that, in the good faith determination of Executive, the Company does not provide Executive with reasonable access to Company-leased airplanes in connection with travel for multi-destination business trips or any other destination for which non-stop service is not available from Executive's point of immediate departure, Executive shall thereafter be entitled to lease or designate a company (including a company affiliated with Executive) to lease to the Company an aircraft; PROVIDED, that the charter rates shall be consistent with the rates generally applicable for the aircraft leased by Executive, and the Company and Executive shall reasonably and mutually agree to the size and type of aircraft to be leased for a particular itinerary.

                  (iv) Vacation and Sick Leave. During the Term, Executive shall be entitled to four weeks of paid vacation per year, or such longer period as may be provided by the Company, in accordance with the plans, policies, programs and practices of the Company applicable to peer corporate executives of the Company generally. Executive shall be eligible for sick leave in accordance with the Company's most favorable practices generally applicable for executives.

                  (v) Office and Support Staff. During the Term, Executive shall be entitled to an office in New York City and such appropriate secretarial and administrative assistants consistent with the Company's practices for peer corporate executives.

                  (vi) Relocation Expenses. In connection with Executive's relocation to New York, the Company shall engage an executive relocation service, through which the Company shall purchase Executive's home for its appraised value. The Company shall also pay the broker's commission on the sale of Executive's home, temporary living expenses up to 180 days, the packing, shipping, and unpacking of Executive's household goods, including up to two cars, from current home to new home, and four house-hunting trips. The Company will also pay all normal and customary closing costs for Executive's new and old homes. Normal and customary closing costs include but are not limited to: legal fees, stamp taxes, transfer taxes, inspections, loan application fees, engineering survey, title company fees, brokerage commissions and moving expenses. The Company shall also reimburse Executive


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          for any taxes imposed upon Executive with respect to the reimbursed expenses.

                  (vii) Disability and Life Insurance. Executive shall be entitled to (A) coverage under a disability insurance arrangement providing for payments of 60% of Executive's Base Salary in the event of his disability and continuing until the earlier of his recovery from such disability or attainment of age 65 and (B) life insurance coverage equal to $11,000,000, in each case without any cost to Executive; PROVIDED, HOWEVER, that Executive shall be entitled to designate the beneficiary or beneficiaries of such life insurance only with respect to 50% of the proceeds of such life insurance, and the Company shall be entitled to the balance of such proceeds.

                  4.   TERMINATION OF EXECUTIVE'S EMPLOYMENT.

                  (a) DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries all amounts otherwise payable to Executive pursuant to Section 4(d).

                  (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for a period of six consecutive months and, within 30 days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, Executive's employment under this Agreement may be terminated by the Company or Executive for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive's employment for Disability, the Company shall pay Executive the amounts provided in Section 4(d).

                  (c) TERMINATION FOR CAUSE. The Company may terminate Executive's employment under this Agreement for Cause on 60 days written notice prior to expiration of the Term. As used herein, "Cause" shall mean: (i) during the Term, Executive's conviction or plea of guilty in a court of law of a felony; (ii) during the Term, Executive's willful gross misconduct or gross neglect of duties, but in no event shall an action constitute Cause pursuant to this clause (ii) if Executive believed in good faith that such action or failure to act was in the best interest of the Company or (iii) a material breach of a fiduciary duty owed to the Company which is materially injurious to the Company; provided however, that Executive's employment may not be terminated for Cause under clause (ii) or (iii) unless Executive shall have first received written notice from the Board advising him of the specific acts or omissions alleged to constitute a breach of duty of a failure or refusal to perform his duties, and such failure or refusal to perform his duties continues after Executive shall have had a reasonable opportunity to correct the acts or omissions cited in such notice. In no event shall the alleged mediocre or poor performance of Executive in his duties hereunder be deemed grounds for termination of his employment for Cause. Upon a termination for Cause, all of Executive's obligations under this Agreement (other than under Section 5) shall


                                      -5-
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terminate. In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company, except for (a) its Accrued Obligations, as defined below, (b) its obligations under Section 5, (c) its obligations with respect to vested Stock Options, which vested Stock Options shall remain exercisable for not less than one year, and (d) its obligations under Section 14.

                  (d) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company for any reason other than for Cause, including Executive's death or Disability, or Executive terminates his employment for Good Reason (as defined below), then (i) the Company shall pay Executive, within 30 days of the date of such termination, a lump sum cash payment equal to the sum of (A) his Base Salary, unreduced, through the day on which the Term would have ended (as extended, if theretofore extended) if not terminated pursuant to this Section 4 (the "Cutoff Date"), and (B) the average of the last two years' bonuses paid to Executive (unless termination occurs prior to any bonuses being paid to Executive in which event such average shall be deemed to be 150% of Base Salary), multiplied by the number of whole and partial years (rounded to the nearest 100th (.01)) remaining until the Cutoff Date; PROVIDED, HOWEVER, that if Executive's employment terminates due to death or Disability, the lump sum cash payment pursuant to this clause (i) shall be equal to the Base Salary Executive would have earned through the end of the fiscal year in which the death or Disability occurs; (ii) the Options shall immediately vest and any then outstanding Options held by Executive shall remain exercisable until the later of the Cutoff Date or two years from the date of termination; (iii) the Restricted Stock shall immediately vest and all restrictions shall lapse; (iv) the Company shall maintain until the Cutoff Date, at its expense (provided that Executive continues to make all required employee contributions), all insurance coverages and medical and health benefits in respect of Executive and his family that shall have been in effect with respect to Executive and his immediate family immediately prior to the termination of Executive's employment; PROVIDED, that this clause (iv) shall not apply if Executive's employment terminates due to death or Disability; and (v) the Company shall pay Executive within 30 days of the date of such termination in a lump sum cash payment any Accrued Obligations (as defined in subparagraph 4(f) below). The amounts payable under clause (i) above shall be discounted from the dates they would otherwise have been paid had Executive's employment not terminated at a discount rate of 5% per annum. Furthermore, the Company's obligations (i) under Section 5, (ii) with respect to vested Stock Options, which vested Stock Options shall remain exercisable until the later of the Cutoff Date or two years from the date of termination, and (iii) under Section 14 shall remain in full force and effect. As used herein, "Good Reason" shall mean the occurrence of any of the following without the written consent of Executive: (i) Executive is not elected (and continued) as a director of the Company, TMCS, or any other publicly-traded subsidiary, or as President and Chief Operating Officer of the Company, or Executive shall be removed from such Board or office, (ii) the Company's material breach of any of the provisions of this Agreement; (iii) any material adverse alteration in Executive's title, position, status, duties, level of reporting or responsibilities with the Company; (iv) any relocation of Executive's office outside of the New York metropolitan area; or (v) the occurrence of a Change in Control, as defined in the Incentive Plan. For an event to constitute Good Reason hereunder, Executive must provide notice of termination to the Company within 180 days of his knowledge of such event. No termination for Good Reason shall be effective unless Executive gives at least 10 days prior written notice of the particular act or failure to act that constitutes the grounds for such termination and the Company fails, within such period, to cure such act or failure to act.

                  (e) NO MITIGATION. In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable under Section 4


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hereof; PROVIDED, that if Executive obtains other employment during the Term, the amount of any payment provided to Executive pursuant to Section 4 hereof in the form of Common Stock or Options (or the vesting of Restricted Stock or Options) shall be refunded to the Company by Executive to the extent of any compensation paid in the form of stock, stock options or other equity-based compensation (including any profit-sharing payments), earned by Executive as a result of employment with or services provided to another employer after the date of Executive's termination of employment and prior to the Cutoff Date. In no event will Executive be obligated to refund any cash compensation paid pursuant to this Section 4 as a result of this Section 4(e). The Company may also offset any amounts owed to Executive under Section 4 by any claim or right the Company may have against Executive.

                  (f) ACCRUED OBLIGATIONS. As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Executive's Base Salary through the date of death, Disability or termination, as the case may be, which has not yet been paid; (ii) any compensation previously deferred by Executive (together with any interest or earnings thereon) that has not yet been paid; and
(iii) any earned but unpaid bonuses or other earned but unpaid incentive compensation as of the date of death, Disability or termination, as the case may be.

                  5.   CONFIDENTIAL INFORMATION.

                  (a) CONFIDENTIALITY. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its respective subsidiaries. "Confidential Information" shall mean information about the Company or any of its respective subsidiaries, and their respective clients and customers that is not disclosed by the Company or any of its respective subsidiaries for financial reporting purposes and that was learned by Executive in the course of his employment by the Company or any of its respective subsidiaries, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its respective subsidiaries, and that such information gives the Company and its respective subsidiaries a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its respective subsidiaries or prepared by Executive in the course of his employment by the Company and its respective subsidiaries.

                  (b) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess confidential information about other employees of the Company and its respective subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and


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inter-personal relationships with suppliers to and customers of the Company and its respective subsidiaries. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its respective subsidiaries in developing their respective businesses and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term (and for a period of 12 months beyond the expiration of the Term), he will not, directly or indirectly, solicit or recruit any employee of the Company or any of its respective subsidiaries for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company or any of its respective subsidiaries to any other person except within the scope of Executive's duties hereunder.

                  (c) SURVIVAL OF PROVISIONS. The obligations contained in this Section 5 shall, to the extent provided in this Section 5, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

                  6. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

        If to the Company:                 USA Networks, Inc.
                                           152 West 57th Street
                                           New York, New York 10019
                                           Attention: Office of the Chairman

        If to Executive:                   Barry Baker
                                           -----------
                                           -----------

                                           With a copy to:

                                           Andrew M. Baker, Esq.
                                           Baker & Botts, L.L.P.
                                           2001 Ross Avenue
                                           Dallas, Texas 75201


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

Either party may change such party's address for notices by notice duly given pursuant hereto.

                  7. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings among the parties with respect to Executive's employment and compensation by the Company. The Company acknowledges and agrees that neither Executive nor anyone acting on his behalf has made, and is not making, and in executing this Agreement, the Company has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

                  8. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

                  9. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.

                  10. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

                  11. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  12. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

                  13. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.


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

                  14. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless from any liability, damage, cost or expense (including reasonable attorneys fees) resulting from acts and omissions in his capacity as an officer, director or employee of the Company, or as a result of his being or having been an officer, director or employee of the Company or any subsidiary or affiliate of the Company, or as a result of his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans, to the maximum extent permitted under Delaware law; PROVIDED, HOWEVER, that neither the Company, nor any of its respective subsidiaries shall indemnify Executive for any losses incurred by Executive as a result of acts described in
Section 4(c) of this Agreement.

                  15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                  [END OF PAGE]


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                  IN WITNESS  WHEREOF,  the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on February 19, 1999.

                                             USA NETWORKS, INC.

                                                      /s/ MICHAEL DURNEY
                                                      --------------------------

                                             By:      Michael Durney
                                                      VP and Controller

                                             BARRY BAKER

                                                      /s/ BARRY BAKER
                                                      --------------------------

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